AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT

THOMPSON, SIEGEL & WALMSLEY LLC

THIS AMENDMENT is made as of May 1, 2024, to the Sub-Advisory Agreement dated as of January 23, 2023, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. and Thompson, Siegel & Walmsley LLC.

In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

Schedule A

PORTFOLIOS	INVESTMENT SUB-ADVISORY FEE*

Transamerica TS&W International Equity VP**	0.30% of assets up to $1 billion; 0.28% over $1 billion up to $2 billion; and 0.265% over $2 billion

Transamerica TS&W Mid Cap Value Opportunities VP***	0.275% of the first $750 million; 0.27% over $750 million up to $1.5 billion; 0.265% over $1.5 billion up to $2 billion; and 0.26 over $2 billion

Transamerica Small/Mid Cap Value VP***	0.275% of the first $750 million; 0.27% over $750 million up to $1.5 billion; 0.265% over $1.5 billion up to $2 billion; and 0.26% over $2 billion

*   As a percentage of average daily net assets on an annual basis.

**  The average daily net assets for purposes of calculating sub-advisory fees will be based on the aggregate daily net assets of Transamerica International Equity, a series of Transamerica Funds, and Transamerica TS&W International Equity VP, a series of Transamerica Series Trust.

*** The average daily net assets for the purpose of calculating sub-advisory fees will be based on the aggregate average daily net assets of Transamerica Mid Cap Value Opportunities and the portion of the assets of Transamerica Small/Mid Cap Value that is sub-advised by Thompson, Siegel & Walmsley LLC (“TSW”), each a series of Transamerica Funds, and Transamerica TS&W Mid Cap Value Opportunities VP and the portion of assets of Transamerica Small/Mid Cap Value VP that is sub-advised by TS&W, each a series of Transamerica Series Trust. Effective May 1, 2024, TSW agreed to voluntarily waive a portion of its sub-advisory fee (as a percentage of net assets) when the assets of these mandates, in the aggregate, exceed a specified level. This waiver is voluntary and may be discontinued by TSW upon obtaining consent from TAM.

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The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name:
Title:

THOMPSON, SIEGEL & WALMSLEY

By:
Name:
Title: